Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Appoints Lisa Kabnick to its Board of Directors

New York, New York, August 4, 2015 – American Finance Trust, Inc. (“AFIN” or the “Company”), a non-publicly traded real estate investment trust, announced today that Lisa Kabnick, currently senior advisor at Reed Smith LLP, has joined the Company's Board of Directors (the “Board”), effective as of August 3, 2015. Ms. Kabnick brings to the Board over thirty-five years of experience as an advisor to multiple corporate boards and as an international commercial lawyer.

David Gong, Lead Independent Director of the Board, stated, “We are delighted by the addition of Lisa Kabnick to our Board. The Company believes the commercial mortgage industry as accessed by real estate investment trusts is an under-concentrated market opportunity. We are already well positioned to capitalize on these opportunities in terms of scale, management acumen and financial resources and Lisa, together with the rest of the Board, will be instrumental in helping us embark on our next phase of growth and development as we continue to unlock the significant value-creation potential in the net-lease and commercial mortgage industry.”

“I am very pleased to have Lisa join the AFIN Board,” said Don MacKinnon, AFIN’s Chief Executive Officer. “Lisa is a seasoned advisor to financial companies and her track record of leading complex financial transactions coupled with her experience in corporate governance will be a tremendous asset. I look forward to working closely with her and our Board as we continue to build AFIN and expand its investment focus from net lease real estate to include originating and acquiring first mortgages and other commercial real estate debt securities.”

AFIN also announced that it has accepted the resignation of Herbert Vederman as a director of the Company effective as of July 30, 2015. Mr. Vederman served as an independent director on AFIN’s Board since March 2015. His resignation was due to personal reasons, and not as the result of any disagreement with the Company’s practices or policies.

About Lisa Kabnick

Lisa D. Kabnick has served as a Senior Advisor at Reed Smith LLP (“Reed Smith”) since January 2015, and as a partner at Reed Smith from January 2003 until December 2014. Previously, Ms. Kabnick served as Chair of the Global Financial Transactions group of Reed Smith from January 2013 until December 2014. She was also the leader of Reed Smith’s Finance Group from December 2008 through June 2015 as well as the Vice-Chair of Reed Smith’s Global Financial Industry Group from December 2008 through December 2012. Prior to joining Reed Smith, Ms. Kabnick was a practicing attorney with Pepper Hamilton, LLP, where she was a partner since 1988 and Chair of the Financial Services Practice Group since 1997.

Since April 2015, Ms. Kabnick has been a member of the Board of Directors of Philadelphia Media Network, LLC, the publisher of the Philadelphia Inquirer and Daily News and operator of philly.com, where she chairs the Finance Committee. Since August 2013, Ms. Kabnick has been a member of the Board of Directors of Vertisense, Inc. (formerly known as Alcohoot, Inc.), a start-up breathalyzer company. From 2006 through 2013, Ms. Kabnick was a member of the Board of Directors of the Kimmel Center, the performing arts center in Philadelphia, Pennsylvania.

About AFIN

American Finance Trust, Inc. (“AFIN”) (formerly known as American Realty Capital Trust V, Inc.) is a real estate investment trust focused on the acquisition and management of a quality portfolio of single-tenant commercial real estate as well as the origination and acquisition of first mortgage, credit loan and other commercial real estate-related debt investments including debt securities across all major commercial real estate sectors. Additional information about AFIN can be found on its website at www.arct-5.com. AFIN may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as "will," "should," "may," "anticipate," "believe," "expect" and "intend" indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including those set forth in the Risk Factors section of AFIN's Annual Report on Form 10-K filed on May 15, 2015 and any subsequent Quarterly Reports on Form 10-Q, which are available at the SEC’s website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:
Anthony J. DeFazio	Andrew G. Backman	Don MacKinnon
DDCworks	Managing Director	President and CEO
tdefazio@ddcworks.com	Investor Relations/Public Relations	American Finance Trust, Inc.
(484) 342-3600	abackman@arlcap.com	dmackinnon@arlcap.com
	(917) 475-2135	(212) 415-6500